Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Kintara and TuHURA adjusted to give effect to the Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in Kintara’s proxy statement/prospectus dated August 13, 2024 and filed with the SEC on August 19, 2024.

TuHURA and Kintara have different fiscal year ends. TuHURA’s year end is December 31, and Kintara’s year end is June 30. The following unaudited pro forma condensed combined financial statements have been prepared to present the combination of the historical financial statements of TuHURA and the historical financial statements of Kintara, on a pro forma basis adjusted to give effect to the Merger and related transactions. Following the Merger, the surviving company will have a fiscal year end of December 31. The unaudited pro forma condensed combined financial information includes (all financial information is prepared in accordance with GAAP):

(a) The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines (i) the unaudited condensed consolidated balance sheet of TuHURA as of June 30, 2024, as derived from its historical financial statements and (ii) the audited consolidated balance sheet of Kintara as of June 30, 2024, as filed on Kintara’s Form 10-K with the SEC on October 7, 2024, on a pro forma basis as if the Merger and related transactions had been consummated on June 30, 2024.

(b) The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 combines (i) the unaudited condensed consolidated statement of operations of TuHURA for the six months ended June 30, 2024, as derived from its historical financial statements and (ii) the unaudited condensed consolidated statement of operations of Kintara for the six months ended June 30, 2024, as calculated by (a) subtracting the unaudited interim condensed consolidated statement of operations of Kintara for the six months ended December 31, 2023, as filed on Kintara’s Form 10-Q with the SEC on February 14, 2024, from (b) the audited consolidated statement of operations of Kintara for the year ended June 30,2024, as filed on Kintara’s Form 10-K with the SEC on October 7, 2024, on a pro forma basis as if the Merger and related transactions had been consummated on January 1, 2023.

(c) The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines (i) the audited consolidated statement of operations of TuHURA for the year ended December 31, 2023, as derived from its historical financial statements, and (ii) the unaudited condensed consolidated statement of operations of Kintara for the year ended December 31, 2023 as calculated by (a) adding the unaudited interim condensed consolidated statement of operations of Kintara for the six months ended December 31, 2023, as filed on Kintara’s Form 10-Q with the SEC on February 14, 2024, to (b) the unaudited condensed consolidated statement of operations of Kintara for the six months ended June 30, 2023, as calculated by subtracting the unaudited interim condensed consolidated statement of operations of Kintara for the six months ended December 31, 2022, as filed on Kintara’s Form 10-Q with the SEC on February 14, 2023 from the audited consolidated statement of operations of Kintara for the year ended June 30, 2023, as filed on Kintara’s Form 10-K with the SEC on September 18, 2023, on a pro forma basis as if the Merger and related transactions had been consummated on January 1, 2023.

Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of TuHURA, as TuHURA has been determined to be the accounting acquirer. This information should be read together with the financial statements of Kintara and TuHURA and related notes thereto, the sections titled “Kintara Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TuHURA Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere in Kintara’s filings with the SEC, including the Merger Agreement and the descriptions of certain terms thereof set forth in the section titled the “Nasdaq Proposal” or “Proposal No. 1” in Kintara’s proxy statement/prospectus dated August 13, 2024 and filed with the SEC on August 19, 2024.

The Merger is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Kintara will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of TuHURA issuing stock for the net assets of Kintara, accompanied by a recapitalization. The net assets of Kintara will be stated at historical cost, with no goodwill or other intangible assets recorded. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the recapitalization.

TuHURA has been determined to be the accounting acquirer in the Merger for financial reporting purposes based on evaluation of the following facts and circumstances with regard to the combined company immediately after the Closing, including: (i) former TuHURA securityholders are expected to own approximately 96.0% of the Kintara Common Stock outstanding immediately following the Effective Time (subject to adjustment in accordance with the Merger Agreement), (ii) TuHURA is entitled to designate four of the five initial members of the board of directors of the combined company, (iii) TuHURA’s current senior management will hold both (two of two) positions in the senior management of the combined company and (iv) TuHURA represents a significant majority of operations of the combined company. Total assets held by TuHURA and Kintara as of June 30, 2024 were $14,093 thousand and $6,202 thousand, respectively, as noted below, and included cash and cash equivalents held by TuHURA of $12,311 thousand and cash and cash equivalents of $4,909 thousand held by Kintara at June 30, 2024. After the Closing, the combined operations will be primarily TuHURA’s operations with the focus mainly on TuHURA’s in-process research and development assets. As a result of TuHURA being treated as the acquiring company for financial reporting purposes, if the Merger is consummated, among other things, the historical financial statements of TuHURA will become the historical consolidated financial statements of the combined company. It is noted that the Kintara chief executive officer is not an assumed employee of the surviving company and as such will not be a part of the assembled workforce of the surviving company following the closing of the Merger. Kintara is in the process of launching the REM-001 Study (defined below), which is a second-generation PDT photosensitizer agent, and is designed to test the 0.8 mg dose as well as optimize the study design in advance of a Phase 3 trial initiation. In addition, Kintara does not believe that the registrational study of VAL-083 is suitable for further development.

As noted in the CVR Agreement, the combined company is contractually obligated to use commercially reasonable efforts (see Note 1) until December 31, 2025 to achieve the Milestone. TuHURA anticipates the successful enrollment of the ten CMBC patients and that such patients will complete the required follow-up in accordance with the CVR Agreement. The CVR is not contingent on any future outcome of the study, clinical trials, commercialization, or economic benefit to be derived from the REM-001 Study. TuHURA’s management has concluded that it is probable that the Milestone of the Kintara legacy clinical studies pursuant to the CVR Agreement will be achieved and the CVR Shares will be issued. The REM-001 Study is currently in the early stages of the study process with no clinical trials passed or proven efficacy. Once 10 patients are enrolled and tracked in this study to determine whether a lower dose of REM-001 has an acceptable safety profile and elicits a treatment effect similar to that seen in prior REM-001 studies, the combined company expects to enroll the remaining patients and complete the NIH-funded trial and thereafter evaluate whether the REM-001 technology has potential future value that could be realized by the combined company. However, TuHURA currently anticipates no significant value derived from any in-process research and development assets of Kintara as of the Merger. Other than the REM-001 Study, TuHURA does not currently expect a restart or to advance any legacy Kintara technologies acquired. See Note 1 to the Notes to the Unaudited Pro Forma Condensed Financial Statements for the background and impact related to the potential issuance of the CVR Shares.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical balance sheets of TuHURA and Kintara on a pro forma basis as if the Merger and related transactions had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended

June 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Merger and related transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented. TuHURA and Kintara have not had any historical operating relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger Agreement, the TuHURA Note Financing, Exclusivity Agreement and July 2024 Private Placement

Merger Agreement

On April 2, 2024, Kintara, Merger Sub, and TuHURA entered into the Merger Agreement, pursuant to which, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into TuHURA at the Effective Time, with TuHURA continuing as a wholly owned subsidiary of Kintara, and TuHURA Biosciences, Inc. being the surviving corporation of the Merger. At the closing of the Merger, the corporate name of Kintara will be changed to “TuHURA Biosciences, Inc.”

Subject to the terms and conditions of the Merger Agreement, at Effective Time, (i) each then-outstanding share of TuHURA Common Stock (other than any shares held in treasury and Dissenting Shares (as defined in the Merger Agreement)) will be converted into shares of Kintara Common Stock equal to the Exchange Ratio (which is assumed to be 0.1783 based on a 1-35 reverse share split for purposes of these unaudited pro forma condensed combined financial statements), (ii) each then-outstanding TuHURA Option will be assumed and converted into an option to purchase shares of Kintara Common Stock, subject to certain adjustments as set forth in the Merger Agreement, and (iii) each then-outstanding TuHURA Warrant will be assumed and converted into and exchangeable for a warrant of like tenor entitling the holder to purchase shares of Kintara Common Stock, subject to certain adjustments as set forth in the Merger Agreement.

Immediately after the Merger, on a pro forma basis, pre-Merger TuHURA stockholders would own approximately 96.0% of the combined company, pre-Merger Kintara stockholders would own approximately 4.0% of the combined company (excluding in each such case the effect of out-of-the-money options and warrants of Kintara that will remain outstanding after the Merger). The Exchange Ratio will be equal to the quotient obtained by dividing (a) TuHURA Merger Shares by (b) TuHURA Outstanding Shares, as those terms are defined and further described in the Merger Agreement, which has the effect and purpose of determining the number of shares to be issued to pre-Merger TuHURA stockholders (or issuable to pre-Merger TuHURA option and warrant holders in respect of such options and warrants) based on the relative valuations and fully-diluted shares of each of Kintara and TuHURA as of immediately prior to the closing of the Merger. For purposes of calculating the Exchange Ratio, (i) shares of Kintara Common Stock underlying Kintara stock options and warrants outstanding as of immediately prior to the closing of the Merger with an exercise price per share of less than or equal to $0.20 (subject to adjustment pursuant to the Merger Agreement) will be deemed to be outstanding and (ii) all shares of TuHURA Common Stock underlying outstanding TuHURA preferred stock, TuHURA Options, and TuHURA Warrants will be deemed to be outstanding.

Based on the pre-Merger and post-Merger modification of the fair values of the options and warrants there are no material differences identified or noted.

Upon completion of the Merger, TuHURA will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on the Nasdaq Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Kintara agreed to use its commercially reasonable efforts to cause the shares to be issued upon completion of the Merger to be approved for listing on Nasdaq at or prior to the Effective Time. Based on information currently available to Kintara, Kintara anticipates that its stock will not be at or above the $4.00 minimum bid price initial listing requirement at the Closing unless it effects a reverse stock split. The Kintara board of directors intends to effect a reverse stock split at a ratio of 1-for-35 immediately prior to the closing of the Merger.

TuHURA Note Financing

On December 1, 2023 (the “Initial Closing”), TuHURA’s board of directors approved the private offering of convertible promissory notes to certain accredited investors in an aggregate principal amount of up to $15 million to be used primarily to fund TuHURA’s clinical development plan and general corporate expenses (the “Convertible Debt”). The convertible promissory notes bear simple interest at a rate of 20% per annum, which is computed on the basis of a 365-day year (each a “Note,” and together, the “Notes”). The Notes mature on the second anniversary of the Issue Date (as defined in the Notes) if no triggering event occurs prior to that date (“Maturity Date”). All accrued and unpaid interest is due at the Maturity Date. Interest may not be prepaid without the consent of the holders of a majority in outstanding principal of the Notes. If the Notes are paid in cash or subject to an automatic conversion event prior to the Maturity Date, in addition to accrued and unpaid interest, the holders of the Notes will receive an additional amount (a “Make-Whole Amount”). All outstanding principal and accrued but unpaid interest under the Notes will automatically be converted into shares of TuHURA Common Stock upon the consummation of a “Conversion Event”, which is defined as (a) an underwritten initial public offering of TuHURA’s Common Stock (“IPO”), (b) the closing of a reverse merger with a Nasdaq or NYSE listed public company (a “Reverse Public Merger”), or (c) the closing of a de-SPAC transaction. The conversion price will be equal to the per-share IPO price before underwriting discounts and commissions or the per-share transaction value (i.e., the closing price of the public company’s common stock on the trading day immediately preceding the Reverse Public Merger or de-SPAC transaction). The Notes are not convertible by the holders or TuHURA prior to a Conversion Event unless otherwise agreed in writing by both TuHURA and the holders of a majority in outstanding aggregate principal of the Notes. In the event of an equity investment in TuHURA with aggregate gross proceeds of no less than $15 million while the Notes remain outstanding (a “Qualified Equity Financing”), TuHURA will have the right to prepay all (but not less than all) of the outstanding principal and accrued interest under the Notes (including any Make-Whole Amount). In lieu of prepayment, the holders of the Notes have the right to convert all (but not less than all) of the outstanding principal and interest (excluding any Make-Whole Amount) into shares of TuHURA Common Stock at a conversion price equal to the effective price per common share paid in the Qualified Equity Financing.

On March 29, 2024, TuHURA’s board of directors approved increasing the aggregate principal amount of the Convertible Debt to $35 million as well as that in the event a holder subscribes to purchase Notes in the aggregate principal amount of $4.0 million or more, then such holders would will be granted a TuHURA Warrant to purchase TuHURA Common Stock equal to (i) 50% of the aggregate principal amount of the Note purchased by such holder divided by (ii) $0.68. In the event that TuHURA entered into a definitive merger agreement on or before May 15, 2024, for a Reverse Public Merger, then the Notes would convert automatically into a number of shares of TuHURA Common Stock equal to the dollar amount of Notes being converted divided by $0.68. All other terms of the convertible promissory notes are identical to those issued from December 11, 2023 through March 28, 2024. The threshold for obtaining TuHURA Warrants in connection with the TuHURA Note Financing includes principal amounts issued prior to March 29, 2024, as well as subsequent Note issuances.

The TuHURA Warrants issued in the TuHURA Note Financing may be exercised by such holder at any time within three years of the issuance date. The exercise price for one share of TuHURA Common Stock under such TuHURA Warrant is $1.02, payable in cash.

Kineta Exclusivity Agreement and July 2024 Private Placement

On July 8, 2024, Kintara and TuHURA issued a press release announcing that TuHURA has entered into an Exclusivity and Right of First Offer Agreement (the “Exclusivity Agreement”) with Kineta, Inc. (“Kineta”) for the potential acquisition of Kineta’s KVA12123 anti-VISTA antibody and related rights and assets associated with and derived from the asset.

KVA12123 is a rationally targeted, anti-VISTA antibody checkpoint inhibitor designed to reverse VISTA immune suppression and remodel the tumor microenvironment (TME) to overcome acquired resistance to immunotherapies.

Pursuant to the Exclusivity Agreement, among other things, Kineta has granted TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123 during the period commencing as of July 3, 2024 (the “Effective Date”) and continuing through the first to occur of (a) the execution of any Definitive Agreement (as defined therein) with respect to a Potential Transaction (as defined therein) by TuHURA or one or more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, subject to extension as noted in the following sentence (the “Exclusivity Period”). In the event that the parties are engaged in good faith discussions regarding a Potential Transaction on the date on which the Exclusivity Period (or any renewal thereof) is scheduled to expire and TuHURA has not yet closed the transactions contemplated by the Merger Agreement, then on such date, the Exclusivity Period shall automatically renew for an additional ten (10) day period (a “Renewal Period”) (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) days).

Under the terms of the Exclusivity Agreement, TuHURA paid Kineta a fee in the amount of $5,000,000, with $2,500,000 paid at signing and an additional $2,500,000 paid on July 15, 2024. The fee is nonrefundable other than in the case of an uncured breach of the Exclusivity Agreement by Kineta. No later than two (2) business days after a Renewal Period has started (to be confirmed in writing by both parties), TuHURA shall pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. On October 4, 2024, TuHURA paid Kineta $150,000 for the first Renewal Period. The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any Definitive Agreement (if any) between Kineta and TuHURA and/or its affiliates with respect to a Potential Transaction.

In conjunction with the Exclusivity Agreement, TuHURA sold 4,009,623 shares of its common stock in a private offering with a purchase price of $5,000,000 (the “July Private Placement”) to an existing TuHURA shareholder (the “Investor”). In connection with the July Private Placement, the Investor is entitled to a 1.5% royalty on certain sales by TuHURA of products based on KVA12123 as set forth in the Investor’s subscription agreement. Due to no definitive transaction agreement with Kineta for the purchase of KVA12123 and the inherent uncertainties surrounding the regulatory approval of KVA12123 and future monetization, TuHURA has not allocated any of the $5,000,000 purchase price consideration to the royalty agreement.

The accounting treatment for the Exclusivity Agreement and the July Private Placement is preliminary in nature and the final accounting treatment will be determined based on a number of factors, including additional analysis of the transaction and consideration of relevant accounting standards.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

(in thousands)

	Kintara (Historical)	TuHURA (Historical)	Additional Financings		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$ 4,909	$ 12,311	$ 9,500	A	$ (5,150)	C	$ 24,031
			4,700	B	(2,239)	D
Deferred offering costs	—	921	—		(921)	D	—
Prepaid expenses and other current assets	414	406	—		—		820
Clinical trial deposit	205	—	—		—		205
Total current assets	5,528	13,638	14,200		(8,310)		25,056
Property and equipment, net	674	149	—		—		823
Right of use lease asset	—	272	—		—		272
Other noncurrent assets	—	34	—		—		34
Total assets	$ 6,202	$ 14,093	$ 14,200		$ (8,310)		$ 26,185

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$ 2,207	$ 2,600	$ —		$ 43	D	$ 4,850
Derivative liability	—	2,007	877	A	(2,884)	G	—
Related party payables	52	—	—		—		52
Lease liability, current	—	150	—		—		150
Total current liabilities	2,259	4,757	877		(2,841)		5,052
Long-term liabilities
Milestone payment liabilities	186	—	—		—		186
Convertible note payable, net	—	16,169	6,200	A	(22,369)	G	—
Lease liability, long term	—	125	—		—		125
Total long-term liabilities	186	16,294	6,200		(22,369)		311
Total liabilities	$ 2,445	$ 21,051	$ 7,077		$ (25,210)		$ 5,363

Stockholders' Equity (Deficit):
Preferred stock issued and outstanding 279 Series A shares	279	—	—		(279)	E	—
Preferred stock issued and outstanding 14 Series C shares	9,973	—	—		(9,973)	E	—
Preferred stock	—	8	—		(8)	G	—
Common stock	55	7	4	B	(55)	E	41
					30	G
Additional paid-in capital	153,305	91,609	2,423	A	(921)	D	126,795
			4,696	B	10,307	E
					(159,855)	F
					25,231	G
Accumulated deficit	(159,876)	(98,582)	—		(2,282)	D	(106,014)
			—		159,876	F
					(5,150)	C
Accumulated other comprehensive income	21	—	—		(21)	F	—

Total stockholders' equity (deficit)	3,757	(6,958)	7,123	16,900	20,822
Total liabilities and stockholders' equity (deficit)	$ 6,202	$ 14,093	$ 14,200	$ (8,310)	$ 26,185

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(in thousands, except share and per share amounts)

	Kintara Historical	TuHURA Historical	Pro Forma Adjustments		Pro Forma Combined
Operating expenses:
Research and development expenses	693	6,412	—		7,105
Acquired in-process research and development	—	—	—		—
General and administrative expenses	3,777	1,812	—		5,589
Total operating expenses	4,470	8,224	—		12,694

Loss from operations	(4,470)	(8,224)	—		(12,694)

Other income (expense):
Interest income (expense), net	135	(1,548)	1,613	AA	200
Change in fair value of derivative liability associated with make-whole premium	—	(335)	335	BB	—
Total other income (loss)	135	(1,883)	1,948		200
Net loss	$ (4,335)	$ 10,107)	$ 1,948		$ (12,494)

Net loss per share:
Net loss	(4,335)	(10,107)
Series A Preferred cash dividend	(4)	—
Series C Preferred cash dividend	—	—
Net loss for the period attributable to common stockholders	$ (4,339)	$ (10,107)
Basic and fully diluted loss per share	$ (0.16)	$ (0.13)
Basic and fully diluted weighted average number of shares	26,352,189	80,561,229
Net loss per share - basic and diluted					$ (0.30)
Weighted average shares outstanding - basic and diluted(1)					41,221,719

(1) Assumes a 1-35 reverse stock split upon close of the Merger (described in Proposal No.2 — The Reverse Stock Split Proposal in Kintara’s proxy statement/prospectus dated August 13, 2024 and filed with the SEC on August 19, 2024).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share amounts)

	Kintara Historical	TuHURA Historical	Pro Forma Adjustments		Pro Forma Combined
Operating expenses:
Research and development expenses	6,051	9,402	5,150	CC	20,603
Acquired in-process research and development	—	16,218	—		16,218
General and administrative expenses	4,581	4,145	3,667	DD	12,393
Total operating expenses	10,632	29,765	8,817		49,214

Loss from operations	(10,632)	(29,765)	(8,817)		(49,214)

Other income (expense):
Foreign exchange	(9)	—	—		(9)
Employee Retention Tax Credit	—	334	—		334
Grant income	—	42	—		42
Interest income, net	57	71	19	EE	147
Total other income	48	447	19		514
Net loss	$ (10,584)	$ (29,318)	$ (8,798)		$ (48,700)

Net loss per share:
Net loss	(10,584)	(29,317)
Series A Preferred cash dividend	(8)	—
Series C Preferred cash dividend	(173)	—
Net loss for the period attributable to common stockholders	$ (10,765)	$ (29,317)
Basic and fully diluted loss per share	$ (4.56)	$ (0.36)
Basic and fully diluted weighted average number of shares	2,361,952	80,561,229
Net loss per share - basic and diluted					$ (1.18)
Weighted average shares outstanding - basic and diluted(1)					41,221,719

(1) Assumes a 1-35 reverse stock split upon close of the Merger (described in Proposal No. 2 in Kintara’s proxy statement/prospectus dated August 13, 2024 and filed with the SEC on August 19, 2024).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of Transactions

Merger Transaction

On April 2, 2024, Kintara entered into the Merger Agreement with Merger Sub, and TuHURA. Pursuant to the terms of the Merger Agreement, a combination of Kintara and TuHURA will be effected through the merger of Merger Sub with and into TuHURA, with TuHURA continuing as a wholly owned subsidiary of Kintara.

At the Effective Time, all shares of TuHURA Common Stock outstanding immediately prior to the Effective Time (after giving effect to the conversion of TuHURA preferred stock and excluding certain excluded and dissenting shares) will be converted into and become exchangeable for approximately 54.4 million shares to be issued upon completion of the Merger in the aggregate, assuming a reverse share split of 1-35, of the then-issued and outstanding Kintara Common Stock based on an estimated Exchange Ratio calculated as follows:

1-35 reverse share split
(a) TuHURA's estimated ownership of Merger Shares post-merger on a fully-diluted basis	54,426,010
(b) TuHURA's pre-merger outstanding shares on a fully-diluted basis	305,202,958
Estimated Exchange Ratio: Equal to (a) divided by (b)	0.1783

The Exchange Ratio was calculated by dividing (a) Company Merger Shares by (b) the Company Outstanding Shares (each as defined in the Merger Agreement), which has the effect and purpose of determining the number of shares of Kintara Common Stock to be issued to pre-Merger TuHURA stockholders (or issuable to pre-Merger TuHURA Option and TuHURA Warrant holders in respect of such options and warrants) based on the relative valuations and fully-diluted shares of each of Kintara and TuHURA as of immediately prior to the closing of the Merger. For purposes of calculating the Exchange Ratio, (i) shares of Kintara Common Stock underlying Kintara stock options and warrants outstanding as of immediately prior to the closing of the Merger with an exercise price per share of less than or equal to $0.20 will be deemed to be outstanding and (ii) all shares of TuHURA Common Stock underlying outstanding TuHURA preferred stock, TuHURA Options, and TuHURA Warrants will be deemed to be outstanding.

Based on the relative valuations, there is no material difference between the fair value and cash value of the options and warrants and as such, they are presented at cash value on the unaudited pro forma condensed combined financial statements.

After taking into account the conversion of the Convertible Debt, immediately after the Merger, pre-Merger TuHURA stockholders would own approximately 96.0% of the combined company and pre-Merger Kintara stockholders would own approximately 4.0% of the combined company. The unaudited pro forma condensed combined financial information has been prepared using the assumptions with respect to the anticipated reverse share split immediately prior to the closing of the Merger of the then-issued and outstanding shares of Kintara Common Stock (1-35 reverse share split):

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Shares (after 1-35 reverse share split)(1)(2)(3)(4)	Approx. %
TuHURA existing shareholders	39,631,303	96.0%
Kintara existing public stockholders	1,590,416	4.0%
Pro forma Common Stock	41,221,719	100.0%

(1) Includes (i) 12,877,392 shares issued to historical TuHURA common stockholders, (ii) 14,366,266 shares issued to historical TuHURA preferred stockholders and 2,492,412 shares included within the preferred dividends, and (iii) 9,895,233 shares issued to holders of TuHURA convertible notes to be converted upon closing of the Merger.

(2) Excludes (i) 3,436,337 shares underlying the options issued to TuHURA stockholders, (ii) 8,006,210 shares underlying the warrants issued to TuHURA stockholders and (iii) 3,352,159 shares underlying the warrants issued to TuHURA Note holders.

(3) Includes (i) 1,590,302 shares issued to historical Kintara common stockholders, and (ii) 114 shares issued to holders of the Kintara restricted stock units that are expected to vest upon closing of the Merger.

(4) Excludes 1,539,918 shares underlying the CVR Agreement.

TuHURA Note Financing

On the Initial Closing, TuHURA’s board of directors approved the private offering of the Convertible Debt to certain accredited investors in an aggregate principal amount of up to $15 million to be used primarily to fund TuHURA’s clinical development plan and general corporate expenses. The Notes bear simple interest at a rate of 20% per annum, which is computed on the basis of a 365-day year. The Notes mature on the second anniversary of the Issue Date (as defined in the Notes) if no triggering event occurs prior to that date. All accrued and unpaid interest is due at the Maturity Date. Interest may not be prepaid without the consent of the holders of a majority in outstanding principal of the Notes. If the Notes are paid in cash or subject to an automatic conversion event prior to the Maturity Date, in addition to accrued and unpaid interest, the holders of the Notes will receive an additional amount. All outstanding principal and accrued but unpaid interest under the Notes will automatically be converted into shares of TuHURA Common Stock upon the consummation of a Conversion Event. The Notes are not convertible by the holders or TuHURA prior to a Conversion Event unless otherwise agreed in writing by both TuHURA and the holders of a majority in outstanding aggregate principal of the Notes. In the event of a Qualified Equity Financing, TuHURA will have the right to prepay all (but not less than all) of the outstanding principal and accrued interest under the Notes (including any Make-Whole Amount). In lieu of prepayment, the holders of the Notes have the right to convert all (but not less than all) of the outstanding principal and interest (excluding any Make-Whole Amount) into shares of TuHURA Common Stock at a conversion price equal to the effective price per common share paid in the Qualified Equity Financing.

On March 29, 2024, TuHURA’s board of directors approved increasing the aggregate principal amount of the Convertible Debt to $35 million as well as that in the event a holder subscribes to purchase Notes in the aggregate principal amount of $4.0 million or more, then such holders would be granted a TuHURA Warrant to purchase TuHURA Common Stock equal to (i) 50% of the aggregate principal amount of the Note purchased by such holder divided by (ii) $0.68. In the event that TuHURA entered into a definitive merger agreement on or before May 15, 2024, for a Reverse Public Merger, then the Notes would convert automatically into a number of shares of TuHURA Common Stock equal to the dollar amount of Notes being converted divided by $0.68. All other terms of the convertible promissory notes are identical to those issued from December 11, 2023 through March 28, 2024. The threshold for obtaining TuHURA Warrants in connection with the TuHURA Note Financing includes principal amounts issued prior to March 29, 2024, as well as subsequent Note issuances.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The TuHURA Warrants issued in the TuHURA Note Financing may be exercised by such holder at any time within three years of the issuance date. The exercise price for one share of TuHURA Common Stock under such TuHURA Warrant is $1.02, payable in cash.

Contingent Value Rights Agreement

At or prior to the Effective Time, Kintara will enter into the CVR Agreement with the Rights Agent, pursuant to which holders of Kintara Common Stock and Kintara Common Stock warrants, in each case, as of the close of business on the business day immediately prior to the Effective Time, will receive one CVR for each outstanding share of Kintara Common Stock held by such stockholder (or, in the case of the warrants, each share of Kintara Common Stock for which such warrant is exercisable. Each CVR shall entitle the holder thereof to receive its portion of 53,897,125 CVR Shares if Kintara achieves the Milestone.

The issuance of the CVR Shares is solely based on conducting a study of REM-001 with a certain number of participants and duration and is not contingent on any future outcome of the study, clinical trials, commercialization, or economic benefit to be derived from REM-001. TuHURA is not obligated to develop REM-001 besides using commercially reasonable efforts to achieve the Milestone and commercial reasonable efforts shall not require TuHURA to expend monetary resources in excess of $700,000 after taking into account the amount Kintara reasonably believes it is eligible for and will be reimbursed (or already reimbursed) by $2 million in NIH grants under Federal Award Number 1R44CA281615-01.

TuHURA has determined that any in-process research and development assets of Kintara potentially remaining as of the Merger would not have significant value when compared to the gross assets obtained through the Merger and, other than completing the NIH-funded 15-patient REM-001 Study as described above, TuHURA does not intend to start up development efforts for any of Kintara’s legacy clinical studies following the Merger. However, TuHURA anticipates the successful enrollment of the ten CMBC patients and that such patients will complete the required follow-up. Based on these factors, TuHURA’s management has concluded that it is probable that the Milestone of the Kintara legacy clinical studies pursuant to the CVR Agreement will be achieved and the CVR shares to be issued.

Based on management’s analysis, the CVRs were identified as freestanding financial instruments and determined to be indexed to Kintara’s own stock, as they are to be settled in Kintara Common Stock. Further, the CVR financial instruments are not mandatorily redeemable as the instruments do not require Kintara to redeem them for cash or other assets at a fixed or determinable date, or upon an event that is certain to occur and the CVRs do not represent an unconditional obligation requiring Kintara to redeem the instruments. The CVRs do not represent outstanding shares of Kintara Common Stock, and the CVRs do not obligate Kintara to buy back some or all of its shares. As such, the CVRs are not precluded from being classified within equity. Given the CVRs are initially being recorded within Equity, if the CVR Milestone were to be achieved, the Company would issue additional Common Stock, thereby resulting in a reclass of the CVRs from Additional paid-in capital - CVRs to Common Stock and Additional paid-in capital. As a result, the accounting for the CVR is determined to have zero net effect on total equity within the unaudited pro forma condensed combined balance sheet as of June 30, 2024.

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. Kintara estimated the valuation of the CVR arrangement. Since the Milestone is based on ten participants in the REM-001 study and 8 weeks of follow-up, management determined that the achievement of the Milestone is probable at the time of the filing of this registration statement. The Merger Agreement specifies achievement of the Milestone will result in the issuance of the CVR Shares. Kintara leveraged the fair value level 1 input of the closing price of Kintara’s Common Stock on October 3, 2024 of $0.1870 multiplied by 53,897,125 shares resulting in an estimated valuation of the CVR Shares of approximately $10,078,762.

Kineta Exclusivity Agreement and July 2024 Private Placement

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 8, 2024, Kintara and TuHURA issued a press release announcing that TuHURA has entered into the Exclusivity Agreement with Kineta for the potential acquisition of Kineta’s KVA12123 anti-VISTA antibody and related rights and assets associated with and derived from the asset.

KVA12123 is a rationally targeted, anti-VISTA antibody checkpoint inhibitor designed to reverse VISTA immune suppression and remodel the tumor microenvironment (TME) to overcome acquired resistance to immunotherapies.

Pursuant to the Exclusivity Agreement, among other things, Kineta has granted TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123, during the period commencing as of the Effective Date and continuing through the first to occur of (a) the execution of any Definitive Agreement with respect to a Potential Transaction by TuHURA or one or more of its affiliates and (b) Exclusivity Period. In the event that the parties are engaged in good faith discussions regarding a Potential Transaction on the date on which the Exclusivity Period (or any renewal thereof) is scheduled to expire and TuHURA has not yet closed the transactions contemplated by the Merger Agreement then on such date, the Exclusivity Period shall automatically renew for Renewal Period (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) days).

Under the terms of the Exclusivity Agreement, TuHURA paid Kineta a fee in the amount of $5,000,000, with $2,500,000 paid at signing and, subject to certain provisions, an additional $2,500,000 paid on July 15, 2024. The fee is nonrefundable other than in the case of an uncured breach of the Exclusivity Agreement by Kineta. No later than two (2) business days after a Renewal Period has started (to be confirmed in writing by both parties), TuHURA shall pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. On October 4, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the first Renewal Period.The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any Definitive Agreement (if any) between Kineta and TuHURA and/or its affiliates with respect to a Potential Transaction.

In conjunction with the Exclusivity Agreement, TuHURA sold 4,009,623 of shares of its common stock with a purchase price of $5,000,000 in the July Private Placement to the Investor. In connection with the July Private Placement, the Investor is entitled to a 1.5% royalty on certain sales by TuHURA of products based on KVA12123 as set forth in the Investor’s subscription agreement. Due to no definitive transaction agreement with Kineta for the purchase of KVA12123 and the inherent uncertainties surrounding the regulatory approval of KVA12123 and future monetization, TuHURA has not allocated any of the $5,000,000 purchase price consideration to the royalty agreement.

On August 19, 2024, TuHURA and Kintara announced in a new press release that Kineta has reopened enrollment in its ongoing VISTA-101 Phase 1/2 clinical trial. Kineta and TuHURA are cooperating on the reinitiation of patient enrollment into this trial during TuHURA’s due diligence period with respect to the KVA12123 assets. 30 of a projected 39 patients have been enrolled in the clinical trial to date, including a monotherapy arm with KVA12123 and a combination arm utilizing KVA12123 together with Merck’s anti-PD1 therapy, KEYTRUDA® (pembrolizumab).

To date, KVA12123 has cleared the fifth of six monotherapy dose levels and two of the four cohorts in combination with Merck's anti-PD1 therapy, KEYTRUDA® (pembrolizumab). Initial results demonstrating partial response and stable disease in the combination cohorts, and durable stable disease observed in monotherapy cohorts, were reported earlier this year at the American Association of Cancer Research (AACR) Annual Meeting 2024. Additionally, the initial results of KVA12123 showed a favorable clinical safety and tolerability profile with no dose limiting toxicities and no evidence of cytokine release syndrome (CRS)-associated cytokines at any dose level.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accounting treatment for the Exclusivity Agreement and the July Private Placement is preliminary in nature and the final accounting treatment will be determined based on a number of factors, including additional analysis of the transaction and consideration of relevant accounting standards.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 2. Basis of Presentation

The Merger is expected to be accounted for as a reverse recapitalization, where the assets and liabilities of Kintara will be recorded at their carrying values, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Kintara will be treated as the “accounting acquiree” and TuHURA as the “accounting acquirer” for financial reporting purposes. The determination of TuHURA as the accounting acquirer is primarily based on the evaluation of the following facts and circumstances:

•
The pre-combination equity holders of TuHURA will hold the majority of voting rights after the Merger,
•
TuHURA will hold four of the five board seats after the Merger,
•
Executive management of TuHURA will comprise the executive management after the Merger, and
•
Operations of TuHURA will comprise the ongoing operations after the Merger.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of TuHURA issuing shares for the net assets of Kintara, followed by a recapitalization. The net assets of TuHURA will be stated at historical cost. Operations prior to the Merger will be those of TuHURA.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Merger and related transactions as if they occurred on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give effect to the Merger and related transactions as if they occurred on January 1, 2023. These periods are presented on the basis that TuHURA is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Merger and the related transaction are based on certain currently available information and certain assumptions and methodologies that TuHURA management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. TuHURA management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the separate historical unaudited financial statements and notes thereto of Kintara and TuHURA included elsewhere in the filings of Kintara with the SEC.

Immediately prior to the Effective Time, TuHURA preferred stock will convert into TuHURA Common Stock that will subsequently be converted into and become exchangeable for shares to be issued upon completion of the Merger at the Effective Time and in accordance with the Merger Agreement and the Exchange Ratio.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that TuHURA incurred significant losses during the historical periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the combined company’s common shares outstanding using the assumption of the anticipated reverse share split of 1-35 and assuming the Merger occurred on January 1, 2023.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3. Accounting Polices

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical unaudited financial statements of TuHURA and Kintara included elsewhere in the filings of Kintara with the SEC.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger Agreement and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The Company includes additional financing transactions and transaction accounting adjustments in the unaudited pro forma condensed combined financial information as if they had occurred as of June 30, 2024.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the combined company’s common shares outstanding using the assumption of the anticipated reverse share split of 1-35 and assuming the Merger occurred on January 1, 2023.

TuHURA Note Financing

On the Initial Closing, TuHURA’s board of directors approved the private offering of the Convertible Debt to certain accredited investors in an aggregate principal amount of up to $15 million to be used primarily to fund TuHURA’s clinical development plan and general corporate expenses. The Notes bear simple interest at a rate of 20% per annum, which is computed on the basis of a 365-day year. The Notes mature on the second anniversary of the Issue Date (as defined in the Notes) if no triggering event occurs prior to that date. All accrued and unpaid interest is due at the Maturity Date. Interest may not be prepaid without the consent of the holders of a majority in outstanding principal of the Notes. If the Notes are paid in cash or subject to an automatic conversion event prior to the Maturity Date, in addition to accrued and unpaid interest, the holders of the Notes will receive an additional amount. All outstanding principal and accrued but unpaid interest under the Notes will automatically be converted into shares of TuHURA Common Stock upon the consummation of a Conversion Event. The Notes are not convertible by the holders or TuHURA prior to a Conversion Event unless otherwise agreed in writing by both TuHURA and the holders of a majority in outstanding aggregate principal of the Notes. In the event of a Qualified Equity Financing, TuHURA will have the right to prepay all (but not less than all) of the outstanding principal and accrued interest under the Notes (including any Make-Whole Amount). In lieu of prepayment, the holders of the Notes have the right to convert all (but not less than all) of the outstanding principal and interest (excluding any Make-Whole Amount) into shares of TuHURA Common Stock at a conversion price equal to the effective price per common share paid in the Qualified Equity Financing.

On March 29, 2024, TuHURA’s board of directors approved increasing the aggregate principal amount of the Convertible Debt to $35 million as well as that in the event a holder subscribes to purchase Notes in the aggregate principal amount of $4.0 million or more, then such holders would be granted a TuHURA Warrant to purchase TuHURA Common Stock equal to (i) 50% of the aggregate principal amount of the Note purchased by such holder divided by (ii) $0.68. In the event that TuHURA entered into a definitive merger agreement on or before May 15, 2024, for a Reverse Public Merger, then the Notes would convert automatically into a number of shares of TuHURA Common Stock equal to the dollar amount of Notes being converted divided by $0.68. All other terms of the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

convertible promissory notes are identical to those issued from December 11, 2023 through March 28, 2024. The threshold for obtaining TuHURA Warrants in connection with the TuHURA Note Financing includes principal amounts issued prior to March 29, 2024, as well as subsequent Note issuances.

The TuHURA Warrants issued in the TuHURA Note Financing may be exercised by such holder at any time within three years of the issuance date. The exercise price for one share of TuHURA Common Stock under such TuHURA Warrant is $1.02, payable in cash.

Kineta Exclusivity Agreement and July 2024 Private Placement

On July 8, 2024, Kintara and TuHURA issued a press release announcing that TuHURA has entered into the Exclusivity Agreement with Kineta for the potential acquisition of Kineta’s KVA12123 anti-VISTA antibody and related rights and assets associated with and derived from the asset.

Pursuant to the Exclusivity Agreement, among other things, Kineta has granted TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123, Kinteta’s VISTA blocking immunotherapy, during the period commencing as of the Effective Date and continuing through the first to occur of (a) the execution of any Definitive Agreement with respect to a Potential Transaction by TuHURA or one or more of its affiliates and (b) Exclusivity Period. In the event that the parties are engaged in good faith discussions regarding a Potential Transaction on the date on which the Exclusivity Period (or any renewal thereof) is scheduled to expire and TuHURA has not yet closed the transactions contemplated by the Merger Agreement then on such date, the Exclusivity Period shall automatically renew for Renewal Period (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) days).

Under the terms of the Exclusivity Agreement, TuHURA paid Kineta a nonrefundable amount of $5,000,000, with $2,500,000 paid at signing and, subject to certain provisions, an additional $2,500,000 paid on July 15, 2024. No later than two (2) business days after a Renewal Period has started (to be confirmed in writing by both parties), TuHURA shall pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. On October 4, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the first Renewal Period. The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any Definitive Agreement (if any) between Kineta and TuHURA and/or its affiliates with respect to a Potential Transaction.

In conjunction with the Exclusivity Agreement, TuHURA sold 4,009,623 shares of its common stock with a purchase price of $5,000,000 in the July Private Placement to the Investor. In connection with the July Private Placement, the Investor is entitled to a 1.5% royalty on certain sales by TuHURA of products based on KVA12123 as set forth in the Investor’s subscription agreement. Due to no definitive transaction agreement with Kineta for the purchase of KVA12123 and the inherent uncertainties surrounding the regulatory approval of KVA12123 and future monetization, TuHURA has not allocated any of the $5,000,000 purchase price consideration to the royalty agreement.

On August 19, 2024, TuHURA and Kintara announced in a new press release that Kineta has reopened enrollment in its ongoing VISTA-101 Phase 1/2 clinical trial. Kineta and TuHURA are cooperating on the reinitiation of patient enrollment into this trial during TuHURA’s due diligence period with respect to the KVA12123 assets. 30 of a projected 39 patients have been enrolled in the clinical trial to date, including a monotherapy arm with KVA12123 and a combination arm utilizing KVA12123 together with Merck’s anti-PD1 therapy, KEYTRUDA® (pembrolizumab).

To date, KVA12123 has cleared the fifth of six monotherapy dose levels and two of the four cohorts in combination with Merck's anti-PD1 therapy, KEYTRUDA® (pembrolizumab). Initial results demonstrating partial response and stable disease in the combination cohorts, and durable stable disease observed in monotherapy cohorts,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

were reported earlier this year at the American Association of Cancer Research (AACR) Annual Meeting 2024. Additionally, the initial results of KVA12123 showed a favorable clinical safety and tolerability profile with no dose limiting toxicities and no evidence of cytokine release syndrome (CRS)-associated cytokines at any dose level.

The accounting treatment for the Exclusivity Agreement and the July 2024 Private Placement is preliminary in nature and the final accounting treatment will be determined based on a number of factors, including additional analysis of the transaction and consideration of relevant accounting standards.

Adjustments related to the Additional Financing Transactions to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments for additional financing transactions represent significant transactions completed by TuHURA and Kintara subsequent to June 30, 2024 as follows:

A.
Represents anticipated cash proceeds of $9,500,000 in relation to the portion of the TuHURA signed subscription agreements totaling $31,253,000, of which $21,753,000 in aggregate subscriptions were funded as of June 30, 2024. The Company received the remaining cash proceeds of $9,500,000 during the third quarter of 2024; and the recording of the Convertible Debt and embedded features including, the fair value of the derivative liability related to the debt discount on the additional funding of $877,000, the fair value of warrants, attached to the debt, that are equity classified of $2,422,865, and the remaining value that was allocated to the debt liability of $6,200,135, pursuant to the financing transaction. The Convertible Debt will be converted to Merger Shares – see Adjustment G below.
B.
Represents the issuance of 4,009,623 shares of TuHURA’s common stock, par value $0.001 per share, in the July 2024 Private Placement to the Investor, for proceeds of $5,000,000, less equity issuance costs of $300,000. The par value of $4,010 is recorded to Common stock and the net amount recorded within additional paid-in capital related to this issuance is $4,695,990.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:

C.
Reflects the nonrefundable cash payments and associated expense, in connection with TuHURA’s payments of $5,000,000 for the exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123, Kineta’s VISTA blocking immunotherapy. On October 4, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the first Renewal Period. The accounting treatment for the Exclusivity Agreement is preliminary in nature and the final accounting treatment will be determined based on a number of factors, including additional analysis of the transaction and consideration of relevant accounting standards.
D.
Reflects (i) payment of total estimated unpaid transaction costs (including $527,248 recorded in TuHURA’s historical accounts payable as of June 30, 2024 and $1,385,000 recorded in Kintara’s historical accounts payable as of June 30, 2024) of $1,912,248, and (ii) payment of one-time special bonus costs upon consummation of the Merger of $327,030, and (iii) the accrual of additional transaction costs that will remain unpaid upon consummation of the Merger of $1,954,633. Approximately $527,248 of the payment was transaction costs incurred in consummating the Merger relate to the equity issuance, and as such are reflected as a reduction against proceeds in additional paid-in capital (net of the $527,248 already recorded as of June 30, 2024). In addition, the recognition of the deferred offering costs upon the closing of the Merger of $920,956 is reflected as a reduction against proceeds in additional paid-in capital. The effect on accumulated

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

deficit amount consists of $1,954,633 in additional transaction expenses incurred between June 30, 2024 and closing and $327,030 for the one-time special bonus payment at the close of the Merger.
E.
To record the elimination of Kintara’s historical equity carrying value.
F.
To record the elimination of Kintara’s historical accumulated deficit and historical accumulated other comprehensive income.
G.
To record the elimination of the historical TuHURA outstanding shares of 222,239,165 (including 68,104,466 common shares, 80,561,243 preferred shares, 13,976,616 preferred dividends to be paid by the issuance of common shares, 4,009,623 shares included within the July 2024 Private Placement, 98,040 shares included within the issuance of common stock to Paulson, 55,489,176 shares upon the conversion of $22,242,770 of Convertible Debt and the elimination of the derivative liability for the conversion option included within the Convertible Debt of $2,884,000, all at par value of $0.0001; and the conversion of these shares at the Exchange Ratio of 0.1783 into 39,631,303 shares to be issued upon completion of the Merger, par value of $0.001 (assuming a 1-35 reverse share split) and record the conversion of historical shares of Kintara Common Stock (1,590,302 common shares and 114 shares in restricted stock units vesting) into 1,590,416 shares to be issued upon completion of the Merger, par value of $0.001 (assuming a 1-35 reverse share split).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 are as follows:

AA. Reflects the reversal of interest expense incurred on the Convertible Debt for the six months ended June 30, 2024 of $1,612,610.

BB. Reflects the reversal of the Change in fair value of derivative liability associated with make-whole premium that is related to the signed subscription agreements for the six months ended June 30, 2024 of $(335,001).

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:

CC. Reflects the associated expense in connection with TuHURA’s nonrefundable payments of $5,000,000 for the exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123, Kinteta’s VISTA blocking immunotherapy. On October 4, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the first Renewal Period.

DD. Reflects estimated transaction costs in the amount of $3,666,663 which includes (i) one-time special bonus costs upon consummation of the Merger in the amount of $327,030, (ii) estimated transaction costs incurred by Kintara of $4,912,633, net of (iii) $1,573,000 in transaction costs that have been expensed during the six months ended June 30, 2024, assumed expensed on January 1, 2023.

EE. Reflects the reversal of interest expense incurred on the Convertible Debt for the year ended December 31, 2023 of $18,688.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2023. As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present the Merger Shares for the six months ended June 30, 2024 and for the year ended December 31, 2023 (in thousands, except share and per share amounts):

	For the Six Months Ended June 30, 2024 (1)	For the Year Ended December 31, 2023 (1)
	(1-35 reverse share split)	(1-35 reverse share split)
Numerator:
Pro forma net loss	$ (12,494)	$ (48,700)
Denominator:
Weighted average shares outstanding - basic and diluted(2)	41,221,719	41,221,719
Net loss per share:
Pro forma net loss per share - basic and diluted	$ (0.30)	$ (1.18)
Excluded securities:
TuHURA Warrants(2)	8,006,210	8,006,210
TuHURA Options(2)	3,436,337	3,436,337
Kintara CVR Shares(2)	1,539,918	1,539,918

(1) Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.